Exhibit 99.1
PENWEST REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
DANBURY, Conn., November 4, 2008 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the third quarter ended September 30, 2008. Overall, as compared to the year-ago quarter, revenues increased, operating expenses decreased and net loss declined.
Significant events in the third quarter included:
•	Increased overall revenues for the quarter by 54% to $1.4 million, which included $577,000 in royalties recognized from Endo Pharmaceuticals Inc. on its net sales of Opana ER. Under Penwest’s agreement with Endo, the royalty holiday of $41 million is now complete.

•	Completed a Phase I trial of A0001, the compound that Penwest is developing for the treatment of mitochondrial diseases. The clinical trial was a single ascending dose study designed to assess the safety and tolerability of the drug in healthy subjects. No drug-related serious adverse events occurred in the study, and Penwest is proceeding with plans to initiate the Phase Ib multiple ascending dose trial to assess safety and tolerability following repeated dosing in healthy subjects. The Company plans to begin this trial in the first half of 2009.

•	Completed a Phase I trial of PW4153, an extended release formulation of carbidopa/levodopa that Penwest was developing for the treatment of symptoms of Parkinson’s disease. This trial was designed to assess the pharmacokinetics of an extended release oral formulation in healthy subjects of carbidopa/levodopa. The goal of the formulation was to minimize the peak to trough fluctuation at steady state as compared to the currently marketed immediate release and extended release formulations. Penwest’s formulation did not meet this target, and as a result, the Company has terminated this program.

•	Aggressively managed the Company’s operating costs, resulting in a reduction in total operating expenses of $1.9 million, or 19%, compared with the third quarter of 2007.
Jennifer L. Good, President and Chief Executive Officer, said, “Penwest continued to advance on multiple fronts during the third quarter. We are pleased to have completed the royalty holiday with Endo on Opana ER and to record our first royalty revenues for this important product. We were busy in the development area during the quarter, completing Phase I trials for two compounds and advancing A0001 into the next stage of development, as well as moving forward on the development of the drugs under our two drug delivery collaborations.
“Finally, there has been a significant effort within the Company to reduce expenses and closely manage our cash burn. This quarter’s substantial decrease in total operating expenses compared with the third quarter of last year is a strong indicator of our efforts on this important initiative.”

Third Quarter Financial Results
Total revenues for the third quarter of 2008 were $1.4 million, compared with $882,000 for the third quarter of 2007. The increase of $479,000 was primarily due to $577,000 of revenues recognized in the third quarter of 2008 for royalties from Endo on its sales of Opana ER, and research and development reimbursements under two drug delivery collaborations involving the Company’s TIMERx® technology. Partially offsetting these increased revenues was a decrease in royalties from Mylan Pharmaceuticals Inc. on Mylan’s sales of Pfizer Inc.’s 30 mg generic version of Procardia XL®, which were lower in the third quarter of 2008, compared with the third quarter of 2007.
The net loss for the third quarter of 2008 was $7.3 million, or $0.23 per share, compared with a net loss of $9.3 million, or $0.40 per share, for the third quarter of 2007.
Selling, general and administrative (SG&A) expenses were $2.2 million for the third quarter of 2008, compared with $3.4 million for the third quarter of 2007. The decrease of approximately $1.2 million was primarily attributable to a credit recorded by the Company in the third quarter of 2008 approximating $470,000 for reimbursement of legal expenses by Endo pursuant to its agreement with Endo as it relates to the legal costs for generic litigation, lower stock-based compensation expenses and lower facility-related costs incurred in the third quarter of 2008, compared with the third quarter of 2007.
Research and product development (R&D) expenses were $5.9 million for the third quarter of 2008, compared with $6.6 million for the third quarter of 2007. The decrease of $737,000 was primarily due to lower expenses in the third quarter of 2008 related to the development of nalbuphine ER, partially offset by increased expenses in the third quarter of 2008 related to the development of carbidopa/levodopa and a patent impairment charge recorded by the Company in the third quarter of 2008. In addition, expenses related to pre-clinical work conducted by Penwest on A0001 increased in the third quarter of 2008, and were partially offset by a decrease in the third quarter of 2008 in contractual payments to Edison under the terms of the Edison agreement. Finally, the decrease in R&D expenses was also partially due to lower compensation expense due to headcount reductions implemented in March 2008 and allocations of compensation expense related to drug delivery collaborations, as noted above, to cost of research and development reimbursements.
As of September 30, 2008, Penwest had $23.0 million in cash, cash equivalents and marketable securities, compared with $23.0 million as of December 31, 2007 and $28.7 million as of June 30, 2008.
Nine Months ended September 30, 2008 Financial Results
Total revenues for the nine months ended September 30, 2008 were $3.4 million, compared with $2.4 million for the nine months ended September 30, 2007. The increase of $980,000 was primarily due to royalties recognized from Endo on its sales of Opana ER, and revenues recognized in the 2008 nine-month period for licensing fees and research and development reimbursements under two drug delivery collaborations involving the Company’s TIMERx technology. Partially offsetting those increased revenues was a decrease in royalties from Mylan on Mylan’s sales of Pfizer Inc.’s 30 mg generic version of Procardia XL®, which were lower in the 2008 nine-month period, compared with the 2007 nine-month period.
The net loss for the nine months ended September 30, 2008 was $24.5 million, or $0.83 per share, compared with a net loss of $25.2 million, or $1.08 per share, for the nine months ended September 30, 2007.
SG&A expenses were $9.6 million for the nine months ended September 30, 2008 and $10.8 million for the nine months ended September 30, 2007. Included in the expenses for the 2008 nine-month period was a $1.0 million reserve established in connection with a previously disclosed $1.0 million loan the Company made to Edison in the first quarter of 2008. This charge was offset by lower facility-related costs, lower legal expenses attributable to a credit recorded by the Company approximating $470,000 for the reimbursement of legal expenses by Endo, as noted above, and lower stock-based compensation expenses in the 2008 nine-month period compared with the 2007 nine-month period.
R&D expenses were $16.8 million for the nine months ended September 30, 2008, compared with $17.1 million for the nine months ended September 30, 2007. The decrease of $254,000 was primarily due to lower expenses related to the development of nalbuphine ER and early stage product candidates, as well as lower compensation expense due to headcount reductions implemented in March 2008 and allocations of compensation expense related to drug delivery collaborations, as noted above. Offsetting these lower expenses were increased expenses related to preclinical work conducted by Penwest on A0001, increased contractual payments to Edison under the Edison agreement, increased expenses related to the development of carbidopa/levodopa and a patent impairment charge recorded by the Company in the 2008 nine-month period, as noted above.
Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am EST to review the Company’s financial results for the third quarter 2008, operational developments and financial outlook.
The conference call will include remarks by Ms. Good and Benjamin L. Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer. The dial-in numbers for the call are:
Domestic Telephone Number: 888-277-5064
International Telephone Number: 706-679-2324
The conference ID is: 68325947
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com. The replay will be available until November 18, 2008.
About Penwest Pharmaceuticals

Penwest is a drug development company focused on developing products that address unmet medical needs, primarily for disorders of the nervous system. Penwest is currently applying its drug development and drug delivery expertise to a pipeline of potential products that are in various stages of development and that it intends to commercialize independently or through third party alliances.
Penwest Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2008, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
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Contacts:	Investors:	Media:
	Ben Palleiko	John Patteson
	(203) 796-3700	Kekst and Company
	(877) 736-9378	(212) 521-4800

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Revenues:
Royalties and licensing fees	$1,100	$731	$2,202	$1,996
Product sales	52	53	581	342
Research and development reimbursements	209	98	633	98

Total revenues	1,361	882	3,416	2,436
Cost of revenues:
Cost of product sales	89	48	335	302
Cost of research and development reimbursements	233	95	664	95

Total cost of revenues	322	143	999	397

Gross profit	1,039	739	2,417	2,039

Operating Expenses:
Selling, general and administrative	2,247	3,444	9,642	10,832
Research and product development	5,888	6,625	16,797	17,051

Total operating expenses	8,135	10,069	26,439	27,883

Loss from operations	(7,096)	(9,330)	(24,022)	(25,844)
Investment income	127	429	506	1,448
Interest expense	(308)	(350)	(986)	(767)

Net loss	$(7,277)	$(9,251)	$(24,502)	$(25,163)

Basic and diluted net loss per common share	$(0.23)	$(0.40)	$(0.83)	$(1.08)

Weighted average shares of common stock outstanding	31,521	23,261	29,381	23,197

Other Information

	September 30, 2008	December 31, 2007
Cash, cash equivalents and marketable securities	$22,983	$22,973